December 15, 2017

OrthoPediatrics Corp. Appoints Samuel D. Riccitelli to its Board of Directors

WARSAW, Indiana, December 15, 2017 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ:KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today the appointment of Samuel D. Riccitelli to its Board of Directors as an independent member, effective immediately. The appointment of Mr. Riccitelli brings the Company’s Board to 11 members. Mr. Riccitelli will be a member of the Governance Committee of the Board.

Terry Schlotterback, Chairman of the OrthoPediatrics Board of Directors, said, “Sam brings a wealth of direct experience to the OrthoPediatrics Board that includes building medical technology companies that transitioned from private to public ownership. He also has a strong understanding of the process of novel technology development. I am excited to welcome Sam to the Board of Directors and look forward to leveraging his extensive background in the healthcare industry.”

Mr. Riccitelli, age 58, has more than 30 years of experience in healthcare, including senior leadership positions at two publicly traded companies, and currently serves as Chairman of the Board of Directors of Precipio Diagnostics (NASDAQ:PRPO). From 2012 to 2017, he served as President and Chief Executive Officer, and as a Director, at Signal Genetics, Inc., a publicly traded molecular diagnostic company that was sold to miRagen Therapeutics. Mr. Riccitelli was also previously the Executive Vice President and Chief Operating Officer of Genoptix, Inc. (“Genoptix”), a publicly traded diagnostic company that was sold to Novartis in 2011. During his 10 year tenure at Genoptix, the company completed an initial public offering and grew sales to approximately $200 million in seven years.

From 1995 to 2001, Mr. Riccitelli served in a number of R&D and general management positions for Becton, Dickinson and Company, including as a Vice President and General Manager, and as a board member for BD Ventures, L.L.C., a venture capital fund of BDX. Mr. Riccitelli also served on the Board of Directors of Exagen Diagnostics, Inc., from 2011 to 2014. Mr. Riccitelli received a B.A. in Biology from Washington and Jefferson College and a M.S. Engineering degree from The University of Texas in Mechanical & Biomedical Engineering.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 23 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, complex spine and ACL reconstruction procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 35 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com